Exhibit (a)(5)(O)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE BRONCO DRILLING COMPANY, INC., SHAREHOLDER LITIGATION	) )	CONSOLIDATED C.A. No. 6398-VCP

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into as of May 17, 2011, by and among the undersigned parties to the above-captioned action pending before the Court of Chancery of the State of Delaware (the “Court”).

WHEREAS, on April 15, 2011, Bronco Drilling Company, Inc. (“Bronco” or the “Company”) and Chesapeake Energy Corporation (“Chesapeake”) announced that they had entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which Bronco would merge with Nomac Acquisition, Inc., a subsidiary of Chesapeake (the “Merger Subsidiary”) in exchange for $11.00 in cash per share of Bronco common stock (the “Merger”), the Merger to be preceded by, and conditioned upon, among other things, a cash tender offer for all outstanding shares of Bronco common stock at a price of $11.00 per share (the “Offer,” and together with the Merger, the “Proposed Transactions”);

WHEREAS, on April 20, 2011, Sam Berlinberg filed a putative class action in this Court captioned Berlinberg v. Bronco Drilling Company, Inc., et al., Case No. 6398-VCP, alleging, among other things, that Bronco’s board of directors breached their fiduciary duties in connection with their consideration and approval of the Proposed Transactions, and that Chesapeake and the Merger Subsidiary had aided and abetted those alleged breaches of duty;

WHEREAS, the following putative class actions were also filed in the Delaware Court of Chancery: Dass v. Bronco Drilling Company, Inc., et al., C.A. No. 6419 (filed Apr. 26, 2011), Miller v. Bronco Drilling Company, Inc., et al., C.A. No. 6432 (filed Apr. 28, 2011), and

Toews v. Harrison, et al., C.A. 6434 (filed Apr. 29, 2011) (together with Berlinberg the “Delaware Actions”; all plaintiffs in the Delaware Actions are collectively referred to herein as “Plaintiffs,” and counsel to Plaintiffs collectively are referred to herein as “Plaintiffs’ Counsel”);

WHEREAS, the following putative class actions were filed in the District Court of Oklahoma County, Oklahoma: Israni v. Bronco Drilling Company, Inc., et al., Case No. CJ-2011-2601 (filed Apr. 18, 2011), Kramer v. Bronco Drilling Company, Inc., et al., Case No. CJ-2011-2627 (filed Apr. 19, 2011), Leader v. Bronco Drilling Company, Inc., et al., Case No. CJ-2011-2684 (filed Apr. 20, 2011), Kushner v. Bronco Drilling Company, Inc., et al., Case No. CJ-2011-2687 (filed Apr. 20, 2011), Shriver v. Bronco Drilling Company, Inc., et al., Case No. CJ-2011-2723 (filed Apr. 21, 2011), and Brand v. Harrison, et al., Case No. CJ-2011-2738 (filed Apr. 22, 2011) (the “Oklahoma Actions” and together with the Delaware Actions the “Actions”);

WHEREAS, on April 26, 2011, Chesapeake filed its Schedule TO with the Securities and Exchange Commission in connection with the Offer;

WHEREAS, on April 26, 2011, Bronco filed its Schedule 14D-9 with the Securities and Exchange Commission in connection with the Offer;

WHEREAS, on April 29, 2011, an amended complaint was filed in Berlinberg, adding allegations that Bronco’s 14D-9 and Chesapeake’s Schedule TO omitted certain material information and that certain information was misrepresented;

WHEREAS, on May 4, 2011, a motion for expedited discovery was filed in Berlinberg;

WHEREAS, on May 6, 2011 the Delaware Actions were consolidated under the caption In re Bronco Drilling Company, Inc. Shareholder Litigation., Case No. 6398-VCP (the “Consolidated Delaware Action”);

WHEREAS, each of the Oklahoma Actions other than Shriver has been voluntarily dismissed;

WHEREAS, on May 9, 2011, the Shriver action was stayed in favor of the Consolidated Delaware Action;

WHEREAS, in connection with expedited proceedings in the Consolidated Delaware Action, Defendants (as defined below) consented to Plaintiffs’ demand for expedited discovery in advance of a possible preliminary injunction hearing;

WHEREAS, documents relating to the Potential Transaction, including, among other things, board minutes and banker books, board presentations, management projections, and financial analyses performed by Bronco’s financial advisor have been produced to Plaintiffs’ Counsel;

WHEREAS, on May 13, 2011, Plaintiffs’ Counsel took the depositions of a senior banker from Bronco’s financial advisor and of Zachary Graves, Bronco’s Executive Vice President of Operations;

WHEREAS, on May 14, 2011, Plaintiffs served their opening brief in support of their motion for a preliminary injunction, which brief was subsequently filed with the Court on May 16;

WHEREAS, after negotiations, counsel to the parties in the Delaware Actions have reached an agreement-in-principle concerning the proposed settlement of the Delaware Actions, which they set forth herein;

WHEREAS, the Defendants each have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Actions, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties and are entering into this MOU solely to eliminate the burden and expense of further litigation; and

WHEREAS, because Plaintiffs’ Counsel believe that the terms contained in this MOU are fair and adequate to both the Company and its stockholders and that it is reasonable to pursue a settlement of the Delaware Actions based upon the procedures outlined herein and the substantial benefits and protections offered herein;

NOW THEREFORE, the parties to the Delaware Actions have reached an agreement-in-principle providing for the settlement of the Delaware Actions on the terms and subject to the conditions set forth below (the “Settlement”), and the parties believe the Settlement is in the best interests of the parties and Bronco’s public stockholders:

1. As a result of, among other things, the filing and prosecution of the Delaware Actions, and arm’s –length discussions between and among the parties, it is agreed that in consideration for the full settlement and release of all Settled Claims (as defined below), the parties to the Delaware Actions have agreed that (i) Section 5.05(b) of the Merger Agreement shall be amended to shorten the period during which certain termination fees set forth therein would be payable from twelve (12) months to nine (9) months, which amendment shall be substantially the form attached hereto as Exhibit A (“the Amendment”); (ii) Bronco will include additional disclosures in an amendment to its 14D-9 substantially in the form attached hereto as Exhibit B (the “Disclosures”), to be filed no later than May 18, 2011; and (iii) the closing of the Offer, scheduled for May 23, 2011 will be extended to May 31, 2011. Without admitting any wrongdoing, Defendants acknowledge that the filing and prosecution of the Delaware Actions and discussions with Plaintiffs’ Counsel caused Defendants’ to make the Amendment and the Disclosures, which contain information sought by Plaintiffs’ complaints.

2. Defendants will provide to Plaintiffs’ Counsel such reasonable discovery, as is reasonably necessary for Plaintiffs to confirm the reasonableness of the Settlement, and the parties will attempt in good faith to use their best efforts to complete such discovery in a reasonable manner.

3. The consummation of the Settlement is subject to (a) the drafting and execution of the Stipulation (as defined in Paragraph 4); (b) consummation of the Merger; (c) certification of the Class (as defined below) for settlement purposes; (d) Final Approval of the Settlement (as defined below); (e) approval of a complete release of all Released Persons (as defined below) by the Court, in a form customarily approved by the Court in connection with settlements of this type; (f) the inclusion in the preliminary order of approval and final judgment of a provision enjoining all members of the Class from asserting any of the Settled Claims; (g) dismissal with prejudice of the Delaware Actions; and (h) satisfactory completion of the discovery set forth in paragraph 2. In the event any of these conditions are not met or otherwise waived, this MOU shall be null and void and of no force and effect and this MOU shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Delaware Actions. In such event, Plaintiffs reserve all rights with respect to any potential attorneys’ fee application related to any mooted disclosure claims, and Defendants reserve all applicable rights and defenses with respect thereto. This paragraph shall be immediately binding on the parties.

4. Plaintiffs acknowledge and agree that the parties to the Proposed Transactions may negotiate other and further amendments or modifications to the Merger Agreement, and agree that they will not challenge or object to any such amendments or modifications so long as they are not inconsistent with the fairness of the Settlement as referenced in this MOU, and such modifications or amendments do not reduce the consideration paid to stockholders under the

Merger Agreement, and also so long as any such modifications or amendments are not otherwise inconsistent with the Defendants’ fiduciary duties, if any, or other obligations to the Class (as defined below).

5. The parties will attempt in good faith to promptly agree upon an appropriate stipulation of settlement (the “Stipulation”) and such other documentation as may be required in order to obtain final approval by the Court of the Settlement and the dismissal of the Delaware Actions and such Stipulation shall be executed and submitted to the Court for approval at the earliest practicable time. The Stipulation shall expressly provide that, among other things:

a. Defendants have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the alleged wrongful acts, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties;

b. The Defendants are entering into the Stipulation solely because the proposed Settlement would eliminate the burden, expense and risk of further litigation;

c. Plaintiffs’ Counsel acknowledge that Defendants would continue to assert legal and factual defenses to claims made in the Actions, and that the terms of the settlement are fair, reasonable, adequate, and in the best interest of all members of the Class; and

d. Plaintiffs’ Counsel believe that their claims have merit based on proceedings to date, but having concluded that the proposed Settlement is fair and adequate and recognizing the risk of further litigation, believe that it is reasonable to pursue the settlement of the Delaware Actions based upon the procedures outlined herein and the benefits provided to the proposed Class.

6. The Stipulation will further provide for, among other things:

a. Appropriate certification pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and (b)(2) of a non-opt out class that includes any and all persons or entities who held shares of Bronco common stock, either of record or beneficially, at any time between April 14, 2011 and the date of consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, other than the Defendants, their subsidiary companies, affiliates, assigns, and members of their immediate families, as the case may be;

b. The full and complete discharge, dismissal with prejudice, settlement and release of, and a permanent injunction barring, any and all manner of claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters and issues known, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, including Unknown Claims (as defined below) that have been, could have been, or in the future can or might be asserted in any court, tribunal or proceeding (including but not limited to any claims arising under federal, state, foreign or common law, including the federal securities laws and any state disclosure law), by or on behalf of Plaintiffs or any member of the Class, whether individual, direct, class, derivative, representative, legal, equitable, or any other type or in any other capacity (collectively, the “Releasing Persons”) against Bronco, Chesapeake, the Merger Subsidiary, D. Frank Harrison, Richard B. Hefner, Gary C. Hill, David W. House, and William R. Snipes, or any of their respective families, parent entities, controlling persons, associates, predecessors, successors, affiliates or subsidiaries, and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, underwriters, brokers, dealers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, managers, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors and assigns (collectively, the “Released Persons”) which have arisen, could have arisen, arise now or hereafter may arise out of or relate in any manner to the acts, events, facts, matters, transactions, occurrences, statements, representations, or any other matter whatsoever set forth in or otherwise related, directly or indirectly, to the allegations in the Actions or any allegations that could have been asserted in any complaint or amendment(s) thereto filed in the Actions, the Proposed Transactions or any deliberations, negotiations, or disclosures in connection therewith, including claims under federal securities laws within the exclusive jurisdiction of the federal courts; any fiduciary obligations of the Released Persons in connection with the Proposed Transactions or any alternatives thereto; the fees, expenses, or cost incurred in prosecuting, defending, or settling the Delaware Actions, other than as provided in this MOU (collectively, the “Settled Claims”); provided, however, that the Settled Claims shall not include any claims to enforce the Settlement or any claims properly asserted by any Bronco stockholder for appraisal under Section 262 of the Delaware General Corporation Law.

7. The Stipulation will include a provision that upon final approval of the Settlement by the Court, Defendants and the Released Persons shall be deemed to have, and by operation of the judgment shall have, fully, finally, and forever released, relinquished, and discharged Plaintiffs, each and all of the Releasing Persons, and Plaintiffs’ Counsel from all claims (including Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement or resolution of the Delaware Actions or the Settled Claims.

8. The Settlement is intended to extinguish all Settled Claims and, consistent with such intentions, the Releasing Persons shall waive their rights to the extent permitted by state law, federal law, foreign law or principle of common law, which may have the effect of limiting the release set forth above. This shall include Unknown Claims. “Unknown Claims” means any claim that a Releasing Party does not know or suspect exists in his, her or its favor at the time of the release of the Settled Claims as against the Released Persons, including without limitation those which, if known, might have affected the decision to enter into the Settlement. This shall include a waiver by the Releasing Persons of any rights pursuant to § 1542 of the California Civil Code (or any similar, comparable or equivalent provision) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Releasing Persons acknowledge that members of the Class and/or other Company stockholders may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention, as Plaintiffs and on behalf of the Class, to fully, finally and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts. Plaintiffs and the other undersigned parties acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that the inclusion of Unknown Claims in the definition of Settled Claims was separately bargained for, constitutes separate consideration for, and was a key element of the Settlement and was relied upon by each and all of the Defendants in entering into the Stipulation.

9. The Settlement described herein shall be subject to the approval of the Court and any appeals that may be taken. Should there be a failure of any condition set out in Paragraph 3 hereof, the Settlement shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any party with respect to this litigation (except with respect to the provisions of Paragraph 3, above). In such event, neither the existence of this MOU nor its contents shall be admissible in evidence or shall be referred to for any purpose in this litigation or in any other litigation or proceeding.

10. Following the execution of the MOU, the parties will negotiate in good faith regarding a fee in the Delaware Actions, including the amount of the attorneys’ fees, costs and expenses to be paid to Plaintiffs’ Counsel, subject to approval of the Court (the “Agreed-to Fee”). Defendants shall not object to or oppose any application for fees made by Plaintiffs’ counsel in the Delaware Actions, provided that such application is for an award no more than the amount of the “Agreed-To Fee.” If the parties are unable to reach agreement with respect to the amount of such attorneys’ fees, costs and expenses, Plaintiffs reserve the right to submit an application for an award of attorneys’ fees, costs and expenses to be paid to Plaintiffs’ Counsel, and Defendants reserve the right to object to any such application. Any failure by the Court to approve the amount of such fees shall not affect the validity of the terms of the Settlement. Bronco or its successor shall pay the fees and expenses award to Plaintiffs’ Counsel in the Delaware Actions within ten (10) business days after the later of (i) the date on which the final order by the Court is no longer subject to appeal and (ii) consummation of the Merger, and which shall be subject to the joint and several obligation of Plaintiffs’ Counsel to refund, within ten (10) business days, all amounts received, if and when, as a result of any proceeding, or successful collateral attack, the fee or expense award is reduced or reversed or if the award order does not become final, if the Settlement itself is voided by any party as provided herein or in the Settlement Agreement, or if the Settlement is later reversed by any court.

11. The provisions contained in this MOU shall not be deemed a presumption, concession or an admission by any Defendant in the Actions of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the Actions, or any other actions or proceedings, or that any of the Disclosures are material. The provisions contained in this MOU shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions, or in any other action or proceeding, whether civil, criminal or administrative, except in connection with any proceeding to enforce the terms of the Settlement.

12. Bronco or its successors in interest shall provide notice of the Settlement to the Class in a form to be negotiated with counsel for Plaintiffs and approved by the Court, and shall pay for any costs and expenses related to the administration of the Settlement and the Merger.

13. Plaintiffs and their counsel in the Delaware Actions represent and warrant that Plaintiffs are stockholders of the Company and have been stockholders at all relevant times and that none of Plaintiffs’ claims or causes of action referred to in any complaint in the Delaware Actions or this MOU, or any claims Plaintiffs could have alleged, have been assigned, encumbered or in any manner transferred in whole or in part.

14. This MOU sets forth all of the material terms of the Settlement. The parties intend to memorialize as soon as practicable the Settlement in a Stipulation and such other documentation as may be required in order to obtain Final Approval by the Court of the Settlement and the dismissal of the Delaware Actions with prejudice. In the event of the parties’

failure to agree in good faith on the form of such Stipulation and documentation, any party may seek the assistance of the Court in facilitating the consummation of the Settlement as provided in this MOU. This MOU and the Settlement shall be governed by, and construed in accordance with, the laws of the Delaware, without regard to conflict of laws principles.

15. This MOU may be executed in counterparts by facsimile, electronic, or original signature by any of the signatories hereto and as so executed shall constitute one agreement.

16. This MOU shall be binding upon and shall inure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.

DATED: May 17, 2011

ROSENTHAL MONHAIT & GODDESS, P.A.

	By:	/s/ Carmella P. Keener

Carmella P. Keener (Del. Bar No. 2810)

P. Bradford deLeeuw (Del. Bar No. 3569)

919 North Market Street, Suite #1401

Citizens Bank Center

P.O. Box 1070

Wilmington, DE 19899-1070

Tel: (302) 656-4433

Fax: (302) 658-7567

Co-Liaison Counsel for Plaintiffs in the Consolidated Delaware Action

RIGRODSKY & LONG
OF COUNSEL
	By:	/s/ Brian D. Long, /s/ Carmella P. Keener
HARWOOD FEFFER LLP Robert I. Harwood Daniella Quitt 488 Madison Avenue, 8th Floor New York, NY 10022-5726 Tel: (212) 935-7400 Fax: (212)753-3630	Brian D. Long (Del. Bar No. 4347) 919 North Market Street, Suite #980 Wilmington, DE 19801 Tel: (302) 295-5304 Fax: (302) 654-7530 Co-Liaison Counsel for Plaintiffs in the Consolidated Delaware Action

RYAN & MANISKAS, LLP

Katharine Ryan

Richard Maniskas

995 Old Eagle School Road

Suite 311

Wayne, PA 19087

Tel: (484) 588-5516

Fax: (484) 450-2582

BROWER PIVEN

Brian C. Kerr

488 Madison Avenue, 8th Floor

New York, NY 10022

Tel: (212) 501-9000

Fax: (212) 501-0300

FARUQI & FARUQI LLP

Emily Komlossy

369 Lexington Avenue, 10th Floor

New York, NY 10017

Tel: (212) 983-9330

Fax: (212) 983-9331

Of Counsel for Plaintiffs in the Consolidated Delaware Action

RICHARDS, LAYTON & FINGER, P.A.

		By:	/s/ Raymond J. DiCamillo
Raymond J. DiCamillo (No. 3188) Rudolf Koch (No. 4947) Susan M. Hannigan (No. 5342) 920 North King Street Wilmington, Delaware 19801 Tel: (302) 651-7700 Fax: (302) 651-7701

Counsel for Bronco Drilling Company, Inc., D. Frank Harrison, Richard B. Hefner, Gary C. Hill, David W. House, and William R. Snipes in the Consolidated Delaware Action

POTTER ANDERSON & CORROON LLP
OF COUNSEL
		By:	/s/ Kevin R. Shannon
WACHTELL, LIPTON, ROSEN & KATZ		Kevin R. Shannon (No. 3137)
Berton W. Ashman, Jr. (No. 4681)
By:	/s/ William D. Savitt	1313 Market Street
William D. Savitt 51 West 52nd Street New York, NY, 10019 Tel: (212) 403-1000 Fax: (212) 403-2000		Hercules Plaza, 6th Floor Wilmington, DE 19801 Tel: (302) 984-6000 Fax: (302) 658-1192
Of Counsel to Defendants Chesapeake Energy Corporation and Nomac Acquisition, Inc.		Counsel to Defendants Chesapeake Energy Corporation and Nomac Acquisition, Inc. in the Delaware Consolidated Actions

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